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                                                                      EXHIBIT 11

                  AVERY DENNISON CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF NET INCOME PER SHARE AMOUNTS
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

                                                              1996           1995           1994
                                                          ------------------------------------------
(A)  Weighted average number of common
      shares outstanding...............................    104,966,213    106,502,916    111,118,636
     Additional common shares
      issuable under employee stock
      options using the treasury
      stock method.....................................      3,352,450      2,788,528      2,581,212
                                                          ------------   ------------   ------------
(B)  Weighted average number of common
      shares outstanding
      assuming the exercise of
      stock options....................................    108,318,663    109,291,444    113,699,848
                                                          ============   ============   ============

(C)  Net income applicable to common
      stock............................................   $175,890,000   $143,702,000   $109,400,000
                                                          ============   ============   ============

Net income per share as reported (C / A)...............   $       1.68   $       1.35   $        .98
                                                          ============   ============   ============
Net income per share giving effect to
 the exercise of outstanding
 stock options (C / B).................................   $       1.62   $       1.31   $        .96
                                                          ============   ============   ============

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